Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97079) and (No. 333-175563) of HomeFed Corporation of our report dated February 18, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
June 4, 2014